EXHIBIT 2

Plan of acquisition, reorganization, arrangement, liquidation or succession

1) Capital Allocation & Sequencing

Priority order (unless facts change):

•	Oshkosh Arena — deposits, closing costs, initial capex/equipment to stabilize and ramp utilization.
•	GTV (Connected-TV & Social Media Platform) - product build, data/measurement stack, and go-to-market.
•	TGS Esports Inc. (TGS) - acquisition consideration plus post-close integration capital (working capital, fleet/gear, hiring).

Funding mechanics

•	Proceeds are reserved into three internal “buckets” with board-approved release conditions per project.
•	Use escrow/holdback for acquisitions to cover post-closing adjustments, indemnities, and working-capital true-ups.
•	Pending use, invest cash in short-term investment-grade instruments; CFO owns liquidity and draw schedule.

2) Oshkosh Arena — Acquisition & Near-Term Development

Structure & diligence (T-0 to signing)

•	Deal form: asset purchase (preferred) or equity purchase after tax/legacy liability analysis.
•	Confirmations: title/survey; zoning/permits; environmental Phase I (and Phase II if needed); building systems; FF&E inventory; ADA/code.
•	Commercials: assignability of key contracts (tenants/teams, promoters, ticketing, concessions, parking, security, janitorial); sponsorship/naming rights; suite & premium seat agreements; vendor SLAs and pricing.
•	Financials: trailing event mix, seasonality, deferred revenue, deposits, and maintenance capex backlog.
•	People: staffing map; union/CBAs (if any); background checks for key ops roles.

Closing conditions

•	Satisfactory diligence; financing availability (offering proceeds); landlord/municipal consents; no MAE; insurance binders in place; transfer of licenses/permits or temporary operating permits.

Post-close day-1 to day-180

•	Capex plan: safety/code corrections (day-30), revenue capex (scoreboards/LED boards, premium seating refresh), and reliability upgrades (HVAC, rigging, power).
•	Operating plan: 18-month event calendar (sports, community, concerts, esports), pricing grid for rentals/premiums, concessions merchandising.
•	Monetization: activate GTV for geo-targeted campaigns; re-underwrite sponsorship/naming rights; launch premium products (club, suites).
•	KPIs: events/month, average attendance, F&B per cap, sponsorship ARR, utilization rate, EBITDA per event.

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3) GTV — Product Investment & Commercial Ramp

Build (T-0 to T+120)

•	Product: ad-server and decisioning; device graph; creative spec support (CTV/vertical video); campaign UI; reporting/attribution.
•	Data & compliance: consent management, privacy controls (opt-in/opt-out by jurisdiction), SOC 2 roadmap; vendor DPAs and data maps.
•	Measurement: MRC-aligned metrics, MMM/MTA hooks, pixel/server-to-server integrations.
•	People: hire lead engineer, ad-ops lead, data engineer; stand up brand safety and QA processes.

Commercialization (T+60 onward)

•	Use case #1 (owned): promote Arena inventory (geo-targeted Wisconsin audiences) with closed-loop measurement (impressions → tickets).
•	Use case #2 (external): managed service for third-party advertisers (entertainment/retail); rate card, IOs/MSAs, billing ops.
•	KPIs: net revenue retention, eCPM, CAC/LTV for advertisers, campaign ROAS, % self-serve vs. managed, % Arena-sourced demand.

4) TGS — Acquisition & Integration

Pre-close (what must happen before Closing)

Deal economics & mechanics

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Purchase Price (equity): Issue Buyer common stock equal to $18,000,000 in value at the IPO price upon Buyer’s NASDAQ IPO with ≥ $5,000,000 gross proceeds (the “Initial Public Offering”). If the 20-day VWAP after the IPO (“Market Price”) is below the IPO price, issue Additional Consideration Shares per the formula in §2.05(b). Shares are issued via the Arrangement (§2.05(a)–(c); definitions of “Market Price,” “VWAP,” “Closing Shares,” “Additional Consideration Shares”).

Working capital true-up & escrows

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Target Working Capital: $100,000; Post-Closing Adjustment = Closing Working Capital – Target (§2.06(a)(ii)). Buyer delivers the Closing Working Capital Statement within 60 days; Seller has 30 days to object; disputes go to an Independent Accountant; fees are split per “loser pays” percentage; adjustment bears 3% simple interest; detailed disbursement waterfall from the Purchase Price Adjustment Escrow Fund ($100,000) and, if needed, the Indemnification Escrow Fund ($600,000) (§2.06(a)–(d); §3.02(c)(i)–(ii); definitions).

Conduct, access, and process controls

•	Operate in ordinary course; pre-close negative covenants (Conduct of Business) (§6.01).
•	Access to information for diligence (§6.02).
•	No-shop (no solicitation of competing bids) and definition of “Acquisition Proposal” (§6.03; definitions).

Consents & approvals

•	Third-party consents to assign Assigned Contracts, leases, platform accounts, etc. (§2.09).
•	Governmental approvals (including any exchange, competition, or other filings) (§6.08).
•	Plan of Arrangement mechanics under BCBCA (§2.10; definition of “Arrangement”).

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Closing deliverables (examples)

•	Bill of Sale; Assignment & Assumption Agreement; IP Assignments; Assignment of Leases; Escrow Agreement (Exhibit A); other ancillary documents listed as “Ancillary Documents” (§3.02; definitions).

Employee matters

•	Pre-close obligations around employees/benefits and any required notifications handled under Employees and Employee Benefits (§6.05).

Other pre-close covenants

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Confidentiality (§6.06); Non-compete/Non-solicit (Restricted Business = marketing solutions engaging video-game/esports fans; see definitions & §6.07); Books & Records handling (§6.09); Public announcements coordination (§6.11); Bulk sales laws compliance (§6.12).

Conditions to close

•	To all parties / Buyer / Seller—customary bring-down of reps, covenants performed, no MAE, receipt of key consents, delivery of closing documents (§§7.01–7.03).

Post-close integration (first 180 days anchored to APA obligations)

Immediate legal & financial mechanics

•	Execute the working-capital true-up workflow on the agreed timetable; route funds from the $100k purchase price adjustment escrow (and, if short, from the $600k indemnity escrow) per §2.06(c). Treat all adjustments as purchase price for tax purposes (§2.06(d)).
•	Maintain and access Books & Records transferred at closing (definition of Books and Records; §6.09).
•	Handle Receivables per §6.13; pay Transfer Taxes and obtain Tax Clearance Certificates as allocated in §§6.14–6.15.
•	Continue to perform under Assigned Contracts and manage any Excluded Liabilities retained by Seller (§§2.01(d), 2.03–2.04; illustrative carve-outs at §2.04(j)–(n)).

People & restrictive covenants

•	Apply the Employees and Employee Benefits framework agreed in §6.05 (retention/transition matters as specified there).
•	Enforce Non-competition/Non-solicitation consistent with Restricted Business and Restricted Period definitions (§6.07; definitions).

IP, platforms & assets

•	Ensure delivery/recordation of IP Assignments and transfer of Intellectual Property Assets, including domain names, social handles, software, data (definitions; §3.02(a)(iv)).
•	Confirm transfer of Permits used in the Business (§2.01(h)).

Indemnification framework

•	Survival, baskets/caps, procedures, exclusive remedy, and Indemnification Escrow usage are detailed in Article VIII (including §8.06 on payments and escrow).

5) Governance, Controls & Disclosure

•	Approvals: each binding LOI and definitive agreement requires board (or committee) approval against an investment memo (thesis, risks, returns, KPIs).
•	Authorizations: CFO authorized signatory within budget guardrails; legal signs off on reps/warranties, indemnities, and redactions for filing.
•	Disclosure: timely S-1 amendments/8-Ks (as applicable) for material agreements; Exhibit 10 filings with permitted redactions; update Use of Proceeds and MD&A.
•	Independence & conflicts: related-party review under Item 404; obtain fairness/third-party data where useful.

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6) Timeline (illustrative)

•	T-0 to T+30: finalize LOIs (Arena, TGS); lock technical and legal diligence lists; initiate GTV vendor selections and hiring.
•	T+30 to T+75: complete Arena diligence; negotiate definitive agreements; submit permits; kick off GTV sprints; draft TGS definitive docs.
•	T+60 to T+90: close Arena; begin day-1 capex; launch GTV pilot campaigns for Arena events.
•	T+90 to T+150: close TGS; integrate finance/IT; first bundled Arena+TGS events; expand GTV to external clients.
•	T+180+: scale programming and sponsorships; expand TGS footprint; broaden GTV client base.

7) Risk Management & Contingencies

•	Insufficiency of proceeds: if net proceeds and cash on hand are not sufficient to complete all initiatives at planned scope/timing, we will (a) sequence spend (Arena stabilization first), (b) phase capex (safety/code > revenue upgrades), (c) pursue supplemental financing (debt/lease/ABL), or (d) defer or terminate a transaction that no longer meets return thresholds.
•	Deal protection: include MAC, reps/warranties, indemnities, and escrow/holdbacks; consider representations & warranties insurance if pricing is efficient.
•	Regulatory/permits: ensure all venue permits, occupancy, fire/life safety, and crowd-management plans are in force before opening; for GTV, maintain privacy compliance and platform policies; for TGS, verify DOT/OSHA and insurance coverage.
•	Integration risks: appoint an IMO (integration management office) with weekly dashboards and 30/60/90-day check-ins to prevent drift.

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